Exhibit 10.10.2

FIRST AMENDMENT TO

CONOCOPHILLIPS

KEY EMPLOYEE SUPPLEMENTAL RETIREMENT PLAN

On April 19, 2012, effective as of the “Effective Time” defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 (the “Effective Time”), ConocoPhillips Company (the “Company”) amended and restated the Key Employee Supplemental Retirement Plan (“KESRP”) for the benefit of certain employees of the Company and its affiliates.

The Company desires to amend the KESRP by amending certain provisions as set forth below and adding Schedules B and C, effective September 1, 2015.

Pursuant to the foregoing, the KESRP is hereby amended as follows, effective September 1, 2015:

1.	After Subsection (k) of Section I, add the following new Subsection (l), renumbering the existing subsequent Subsections thereafter accordingly:

“(l) “MSBP” shall mean the Burlington Resources Inc. Management Supplemental Benefits Plan (or any successor plan thereto).”

2.	After Subsection (u) of Section I (as renumbered, previously Subsection (t)), add the following new Subsection (v) renumbering the existing subsequent Subsections thereafter accordingly:

“(v) “Schedule B Employee” shall mean an Employee whose name appears in Schedule B attached to and made a part of this Plan.”

3.	After new Subsection (v) of Section I, add the following new Subsection (w), renumbering the existing subsequent Subsections thereafter accordingly:

“(w) “Schedule C Employee” shall mean an Employee whose name appears in Schedule C attached to and made a part of this Plan.”

4.	After Subsection (b)(i)(gg) of Section II, add the following new Subsection (b)(i)(hh):

“(hh) With regard to a Schedule B Employee, determine service credited for purposes of benefit accrual as if time served while on a Canada payroll were time served on a United States payroll; provided, however, that, if benefit accrual is at any time frozen under Title I, no further service shall be credited from the time such freeze shall become effective.”

5.	After Subsection (e)(v) of Section II, add the following new Subsection (e)(vi):

“(vi) With regard to a Schedule B Employee, determine service credited for purposes of benefit accrual as if time served while on a Canada payroll were time served on a United States payroll; provided, however, that, if benefit accrual is at any time frozen under Title IV, no further service shall be credited from the time such freeze shall become effective.”

6.	Section IV shall be replaced in its entirety to read as follows:

“SECTION IV. Special Provisions for Certain Heritage Employees

(a)	Special Provision for Former ARCO Alaska Employees.

Notwithstanding any provisions to the contrary, in order to comply with the terms of the Board approved Master Purchase and Sale Agreement (“Sale Agreement”) by which the Company acquired certain Alaskan assets of Atlantic Richfield Company, Inc. (“ARCO”), the following supplemental payments will be made:

(i)

The payments which would have been received under Article XXIV – ARCO Flight Crew of Title I of the Retirement Plan for those who were classified as an Aviation Manager, Chief Pilot, Assistant Chief Pilot, Captain or Reserve Captain as of July 31, 2000 if they had been eligible for those benefits under Title I of the Retirement Plan, except that if they receive a limited social security makeup benefit from Title I of the Retirement Plan it will be offset from the benefit payable from the Plan.

(ii)

A final ARCO Supplemental Executive Retirement Plan (SERP) benefit will be calculated at the earlier of the time an Employee who had an ARCO SERP benefit terminates employment or, 2 years following the ARCO/BP Amoco p.l.c. merger, April 17, 2002 (“calculation date”). The SERP benefit attributable to service through July 31, 2000 shall be paid by BP Amoco p.l.c. and the difference shall be paid by this Plan. The SERP calculation will be done as if the Employee had continued to participate in the Atlantic Richfield Retirement Plan and SERP up to the calculation date. The ARCO Annual Incentive Plan (AIP) amount used will be:

(A)

If the Employee terminates employment involuntarily prior to April 17, 2002, the highest of the actual AIP in the last 3 years including the AIP target payment amount for years after 1999 or the payment received under Phillips Annual Incentive Compensation Plan.

(B)

If the Employee terminates employment voluntarily prior to April 17, 2002, or if the calculation is made as of April 17, 2002, then the AIP will include the highest 3 year average using the highest of the actual AIP, the AIP target payment amount for years after 1999, or the payment received under Phillips Annual Incentive Compensation Plan. Any benefit paid by this Plan under this Section IV(b)(ii) and the SERP benefit paid by BP Amoco p.l.c. shall offset the benefit payable from this Plan.

(b)	Special Provision for Select Heritage Burlington Resources Employees in Canada.

With regard to the employees listed on Schedule C, the following shall apply:

(i)

The Schedule C Employee will become a Participant in the Plan, solely for the purpose of providing a further benefit (the “Additional Benefit”), calculated in accordance with the provisions of this subsection IV(b). Payment of the Additional Benefit shall be made at the same time and in the same form as the benefits paid, or payable, under the MSBP with regard to Non-Grandfathered Benefits, as that term is used in the MSBP.
(ii)

Additional Benefit shall mean the difference between the Putative MSBP Benefit and the Offsetting Benefits, both as described below. The Putative MSBP Benefit shall mean the difference between the Schedule C Employee’s total accrued benefit under Title VI of the CPRP and his actual accrued benefit under Title VI. For this purpose, a Schedule C Employee’s “total accrued benefit under Title VI” is the accrued benefit he would have if his accrued benefit under Title VI were determined under the terms of Title VI but with the following modifications:

(A)	Include in Annual Earnings any compensation included under the MSBP, including it in the calendar year to which it would have been credited under the MSBP.
(B)	Disregard the limitations on compensation related to Code section 401(a)(17).
(C)	Disregard the limitation on benefits related to Code section 415.
(D)

Determine service credited for purposes of benefit accrual by taking into account any service granted to the Schedule C Employee and any benefit formula adjustments required by an employment contract with the Employer; provided, further, that with regard to a Schedule C Employee, determine service credited for purposes of benefit accrual as if time served while on a Canada payroll were time served on a United States payroll; provided, however, that, if benefit accrual is at any time frozen under Title VI, no further service shall be credited from the time such freeze shall become effective.

Furthermore, in determining the Additional Benefit, paragraphs (f) and (g) of Section II of the Plan shall apply; provided, that, such paragraph (f) shall be construed as if the Title VI related benefit described in this paragraph were among the CPRP Titles listed in such paragraph (f).

(iii)

The Offsetting Benefits shall mean any benefit, other than the Additional Benefit, provided to the Schedule C Employee under a defined benefit plan of ConocoPhillips, including but not limited to the ConocoPhillips Retirement Plan (and any successor plan), the ConocoPhillips Key Employee Supplemental Retirement Plan (and any successor plan), and the Burlington Resources Inc. Management Supplemental Benefits Plan (and any successor plan); provided, however, that a benefit plan shall not be considered unless it is subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA) and is a “defined benefit plan” (as defined in section 3(35) of ERISA), including any such plan regardless of whether it might also be considered an “excess benefit plan” as defined in section 3(36) of ERISA.

(iv)

Nothing in this subsection IV(b) is intended to affect the other operations or provisions of the Plan. If the Schedule C Employee is, under the provisions of the Plan, otherwise eligible to participate in the Plan, the Schedule C Employee will do so in accordance with those provisions.”

Executed July 20, 2015

For ConocoPhillips Company

/s/ James D. McMorran

James D. McMorran

Vice President, Human Resources and Real Estate & Facilities Services

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